Exhibit 99.1
	FOR:	OshKosh B'Gosh, Inc.

	CONTACT:	David L. Omachinski President and Chief Operating Officer, OshKosh B'Gosh, Inc. 920-232-4140

OR

Michael L. Heider Vice President Finance, Treasurer and Chief Financial Officer OshKosh B'Gosh, Inc. 920-232-4418
For Immediate Release
	CONTACT:	Investor Relations Melissa Myron/Rachel Albert Financial Dynamics 212-850-5600

OSHKOSH B'GOSH, INC. REPORTS THIRD QUARTER 2004 RESULTS
~ Gross Margin Increases 380 Basis Points ~

Oshkosh, WI -- October 20, 2004 -- Oshkosh B'Gosh, Inc. (NASDAQ:GOSHA), today reported financial results for its third quarter ended October 2, 2004.

For the third quarter, net sales were $115.2 million compared to $124.1 million last year. A 2.7% decline in comparable store sales was partially offset by seven additional stores compared to the year-ago period and resulted in retail sales of $72.9 million versus $73.3 million last year. Wholesale sales contributed $41.5 million compared to $50.0 million last year. The previously announced Kids "R" Us store closings as well as tighter targeted inventory levels at certain of the Company's wholesale customers resulted in reduced Fall 2004 bookings. During the quarter, the Company opened one Family Lifestyle store, ending the quarter with 169 total retail locations, including nine Family Lifestyle stores.

Gross margin increased 380 basis points to 39.8% from 36.0%. The improvement is a result of a sales mix shift towards higher margin retail sales, more efficient supply chain execution, and a lower level of "closeout" promotional sales. Selling, general and administrative expenses decreased by approximately $0.5 million to $36.9 million compared to $37.4 million despite the increased number of retail stores. This is primarily attributed to cost containment efforts in various corporate support functions. Net income increased 18.0% to $8.0 million, or $0.68 per diluted share, compared to net income of $6.8 million, or $0.57 per diluted share, last year.

For the first nine months, net sales were $277.8 million compared to $307.9 million last year. Net income for the first nine months totaled $5.2 million, or $0.44 per diluted share, reflecting the aggressive promotional strategy the Company implemented in the first quarter. Excluding the $1.2 million gain on the sale of the vacant OshKosh, Wisconsin distribution facility, net income for the nine-month period was $4.5 million, or $0.38 per diluted share, versus net income of $6.2 million, or $0.52 per diluted share, in the prior nine-month period.

Douglas W. Hyde, Chairman and Chief Executive Officer, said, "By staying focused on the things that we can control, we believe that we have now stabilized our core wholesale and outlet businesses and have begun to see signs of a turnaround in recent months. Through improvements in the design and marketing of our merchandise, we continue to strengthen our brand equity with our customers, which we believe in turn will help spur longer-term growth in our sales."

"We are encouraged by the improved results of the third quarter and believe that this year of transition will prove to be a successful one. We are also pleased with the consumer reaction to our nine family lifestyle stores, our newest growth vehicle, and remain on target to open six more by year-end. To support both existing and future lifestyle stores, we have developed a comprehensive marketing program that includes family-focused, interactive activities designed to drive traffic in the fourth quarter. On a broader scale, we believe these marketing initiatives will ultimately strengthen the long-term emotional connection between the OshKosh B'Gosh brand and our core consumer base, thus enhancing brand loyalty and fueling future growth of the OshKosh B'Gosh brand in all of our sales channels."

Given sales growth has taken somewhat longer than anticipated to return, the Company now expects annual net sales to be in the range of $383 million to $390 million, with retail sales accounting for approximately 65% of the total. Nevertheless, improvements in gross margin percentage over prior year levels are anticipated to continue to positively impact the bottom line. Taking both of these factors into account, diluted earnings per share for the full year are now expected to be $0.75 to $0.85, at the lower end of the Company's original estimate of $0.75 to $0.95 per diluted share.

OshKosh B'Gosh will host a webcast of its third quarter results conference call today at 10:00 a.m., Eastern Time. Investors and the media are invited to listen to the call at the Company's web site, www.oshkoshbgosh.com. An archive of the webcast will be available on the same site.

OshKosh B'Gosh, Inc. is best known as a premier marketer of quality children's apparel and accessories, available in over 50 countries around the world. The Company is headquartered in Oshkosh, Wisconsin.

Statements contained herein that relate to the Company's future performance including, without limitation, statements with respect to the Company's anticipated financial position, results of operations or level of businesses for 2004 or any other future period, are "forward-looking statements" within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, which are generally indicated by words or phrases such as "plan", "estimate", "guidance", "project", "anticipate", "reaffirm","outlook", "the Company believes", "management expects", "currently anticipates", and similar phrases are based on current expectations only and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, projected, or estimated.

Among the factors that could cause actual results to materially differ include the level of consumer spending for apparel, particularly in the children's wear segment; risks associated with competition in the market place, including the financial condition of and consolidations, restructurings and other ownership changes in, the apparel and related products industry and the retail industry, the introduction of new products or pricing changes by the Company's competitors, price deflation in the apparel industry, and the Company's ability to remain competitive with respect to product, service and value; risks associated with the Company's dependence on sales to a limited number of large department and specialty store customers, including risks related to customer requirements for vendor margin support, as well as risks related to extending credit to large customers; risks associated with possible deterioration in the strength of the retail industry, including, but not limited to, business conditions and the economy, natural disasters, and the unanticipated loss of a major customer; risks related to the failure of Company suppliers to timely deliver needed raw materials, risks associated with importing its products into the United States under current and future customs and quota rules and regulations which are becoming more stressed, risks associated with importing its products using a global transportation matrix including a number of ports that are experiencing capacity constraints and the Company's ability to correctly balance the level of its commitments with actual orders; risks associated with terrorist activities as well as risks associated with foreign operations including global disease management; risks related to the Company's ability to defend and protect its trademarks and other proprietary rights and other risks related to managing intellectual property issues. In addition, the inability to ship Company products within agreed time frames due to unanticipated manufacturing, distribution system or freight carrier delays or the failure of Company contractors to deliver products within scheduled time frames are risk factors in ongoing business. As a part of the Company's product sourcing strategy, it routinely contracts for apparel products produced by contractors in Asia, Africa, Mexico and Central America. If financial, political or other related difficulties were to adversely impact the Company's contractors in these regions, it could disrupt the supply of product contracted for by the Company.

The forward-looking statements included herein are only made as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
	October 2, 2004	January 3, 2004*

	(unaudited)

ASSETS
Current assets
Cash and cash equivalents	$12,811	$23,931
Accounts receivable, net	18,142	16,669
Inventories	72,604	61,358
Prepaid expenses and other current assets	9,929	8,316
Deferred income taxes	7,800	10,100

Total current assets	121,286	120,374

Property, plant and equipment	75,448	72,416
Less accumulated depreciation and amortization	52,079	48,720

Net property, plant and equipment	23,369	23,696

Non-current deferred income taxes	2,350	2,000
Other assets	5,333	5,855

Total assets	$152,338	$151,925

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$16,741	$16,961
Accrued liabilities	32,641	33,552

Total current liabilities	49,382	50,513

Employee benefit plan liabilities	12,789	13,647

Shareholders' equity
Preferred stock	--	--
Common stock:
Class A	96	94
Class B	22	22
Additional paid-in capital	3,616	--
Retained earnings	89,062	87,649
Unearned compensation under restricted stock plan	(2,629)	--

Total shareholders' equity	90,167	87,765

Total liabilities and shareholders' equity	$152,338	$151,925

*Condensed from audited financial statements.

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)
	Three-Month Period Ended		Nine-Month Period Ended

	October 2, 2004	October 4, 2003	October 2, 2004	October 4, 2003

Net Sales	$115,187	$124,097	$277,775	$307,930

Cost of products sold	69,368	79,441	169,386	191,870

Gross profit	45,819	44,656	108,389	116,060

Selling, general and administrative expenses	36,875	37,400	110,435	113,745
Royalty income, net	(3,556)	(3,679)	(9,013)	(7,845)
(Gain) loss on sale of assets	(60)	14	(1,161)	25

Operating income	12,560	10,921	8,128	10,135

Other income (expense):
Interest expense	(59)	(216)	(159)	(473)
Interest income	24	60	137	156
Miscellaneous	1	2	10	8

Other income (expense) - net	(34)	(154)	(12)	(309)

Income before income taxes	12,526	10,767	8,116	9,826

Income taxes	4,523	3,984	2,922	3,636

Net income	$8,003	$6,783	$5,194	$6,190

Net income per common share
Basic -- Class A	$0.70	$0.59	$0.45	$0.53
Basic -- Class B	$0.61	$0.51	$0.39	$0.46
Diluted	$0.68	$0.57	$0.44	$0.52

Weighted average common shares outstanding
Basic -- Class A	9,579	9,663	9,552	9,688
Basic -- Class B	2,183	2,193	2,184	2,193
Diluted	11,815	11,968	11,798	12,001

Cash dividends per common share
Class A	$0.110	$0.110	$0.330	$0.250
Class B	$0.095	$0.095	$0.285	$0.215

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Nine-Month Period Ended

	October 2, 2004	October 4, 2003

Cash flows from operating activities
Net income	$5,194	$6,190
Depreciation and amortization	4,803	5,266
Deferred income taxes	1,950	(100)
Income tax benefit from stock options exercised	42	302
Items in net income not affecting cash and cash equivalents	(1,484)	326
Changes in current assets	(14,332)	(34,553)
Changes in current liabilities	(1,131)	2,594

Net cash used in operating activities	(4,958)	(19,975)

Cash flows from investing activities
Additions to property, plant and equipment	(4,521)	(2,780)
Proceeds from disposal of assets	2,133	129
Changes in other assets	(405)	(445)

Net cash used in investing activities	(2,793)	(3,096)

Cash flows from financing activities
Dividends paid	(3,781)	(2,893)
Net proceeds from issuance of common shares	412	678
Repurchase of common shares	--	(3,845)

Net cash used in financing activities	(3,369)	(6,060)

Net decrease in cash and cash equivalents	(11,120)	(29,131)

Cash and cash equivalents at beginning of period	23,931	36,198

Cash and cash equivalents at end of period	$12,811	$7,067

See notes to condensed consolidated financial statements.

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Summary of Net Sales
	Net Sales (dollars in millions)

	Domestic

	Wholesale	Retail	Other	Total

Three months ended:
October 2, 2004	$41.5	$72.9	$0.8	$115.2
October 4, 2003	50.0	73.3	0.8	124.1

Decrease	$(8.5)	$(0.4)	$--	$(8.9)

Percent decrease	(17.0%)	(0.5%)	--	(7.2%)

Nine months ended:
October 2, 2004	$102.6	$172.9	$2.3	$277.8
October 4, 2003	133.2	172.4	2.3	307.9

Increase (decrease)	$(30.6)	$0.5	$--	$(30.1)

Percent increase (decrease)	(23.0%)	0.3%	--	(9.8%)